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          For period ending 09-30-96
          File Number 811-4767
          Sub-Item 77.K
          Exhibit A


          77.K.  Changes in Registrant's Certifying Accountant.

          (a)  Previous independent accountants

               (1) On April 11, 1996, the auditor relationship between Heritage Income-Growth Trust ("Trust") and Coopers & Lybrand L.L.P. ("C&L") was terminated.

               (2) The reports of C&L on the financial statements for the fiscal years ended 1994 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

               (3) The decision to change independent accountants was approved by the Trust's Board of Trustees.

               (4) In connection with its audits for the fiscal years ended 1994 and 1995 and through the interim period preceding the termination, there have been no disagreements with C&L on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedure which disagreements if not resolved to the satisfaction of C&L would have caused them to make reference thereto in their report on the financial statements for such years.

               (5) During the fiscal years ended 1994 and 1995 and through the interim period preceding the termination, there have been no reportable events (as defined in Regulation S-K Item
          304(a)(1)(v)) with C&L.

               (6) The Trust has requested that C&L furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated November 26, 1996, is filed as EXHIBIT B to this Form N-SAR.

          (b)  New independent accountants

               The Trust engaged Price Waterhouse LLP as its new independent public accountants as of April 11, 1996. During the two most recent fiscal years and through April 11, 1996, the Trust has not consulted with Price Waterhouse LLP on items that
          (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2).


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          For period ending 09-30-96
          File Number 811-4767
          Sub-Item 77.K
          Exhibit B

                                  November 26, 1996


          Securities and Exchange Commission
          450 5th Street, N.W.
          Washington, D.C.  20549


          Gentlemen:

               We have read the statements made by Heritage Income-Growth Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K, as part of the Trust's Form N-SAR report for the year ended September 30, 1996. We agree with the statements concerning our Firm in such Form N-SAR.

                                             Very truly yours,

                                             /s/ Coopers & Lybrand

                                             Coopers & Lybrand L.L.P.


          Attachment























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